Exhibit 99.1

Wayne G. Schaeffer Joins Board of Directors of Aurora Oil & Gas Corporation

TRAVERSE CITY, MICHIGAN, January 22, 2007 - Aurora Oil & Gas Corporation (AMEX: AOG) today announced that its Board of Directors has appointed Wayne G. Schaeffer as a Director and member of the Audit Committee.

Mr. Schaeffer served until his retirement in June 2005 as Executive Vice President and Head of Consumer Banking for Citizens Banking Corporation, a publicly traded, diversified financial services company headquartered in southeastern Michigan.

Within a year after joining Citizens Bank in 1983, Mr. Schaeffer was appointed to Senior Vice President and Controller. He then served as Executive Vice President and Chief Financial Officer from 1987 to 1994, when he was appointed to Senior Executive Vice President and Chief Operating Officer. In 1996, Mr. Schaeffer was named President of the Southeast Region of Citizens Bank and became Head of Consumer Banking in 2002.

Prior to joining Citizens Banking Corporation, Mr. Schaeffer served as Chief Financial Officer and Treasurer of Beard Oil Supply, Inc. and was formerly with New Century Bank Corporation and Ernst and Young, LLP.

Mr. Schaeffer is a CPA and holds a Bachelor’s degree in Business Administration with an accounting concentration, from Western Michigan University. Mr. Schaeffer is also very involved in his community, including memberships or directorships with the Jewell Education Foundation of Baker College, the Mott Community College Foundation, the 100 Club of Flint and The Rotary Club of Flint.

“We are delighted to add someone of Wayne Schaeffer’s reputation and experience to our board. His sound business acumen, respected financial management and proven leadership within a public company make him a valuable addition to our Board,” said William W. Deneau, President and Chairman of the Board of Aurora Oil & Gas Corporation.

About Aurora Oil & Gas Corporation:

Aurora Oil & Gas Corporation is an independent energy company focused on unconventional natural gas exploration, acquisition, development and production with its main operations in the Michigan Antrim Shale and New Albany Shale of Indiana and Kentucky.

Contact:
Aurora Oil & Gas Corporation
Jeffrey W. Deneau, Investor Relations
(231) 941-0073
www.auroraogc.com

Source: Aurora Oil & Gas Corporation